Exhibit 99.1

AT THE COMPANY

AT FRB|Weber Shandwick

John Wille – Vice President & CFO	Alison Ziegler - General Information
201-337-9000	Vanessa Schwartz - Analyst Information
212-445-8300

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS SECOND QUARTER RESULTS

Oakland, N.J. – July 30, 2003 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its second quarter ended June 30, 2003.  Consolidated net sales for the second quarter of 2003 increased 1.7% to $67.2 million compared to net sales of $66.0 million in the second quarter of 2002.  The increase in net sales was attributable to the sales generated by Sassy, Inc., whose results of operations are included since its acquisition on July 26, 2002.  Sales in the Company’s core segment declined 17.8% to $52.5 million in the second quarter compared to $63.8 million in the year ago period.  Net sales in the Company’s core segment benefited from foreign exchange rates by approximately $2.1 million in the quarter.

Consolidated net income for the second quarter of 2003 was $4.2 million, or $0.20 per diluted share, compared to $6.8 million, or $0.33 per diluted share, in the second quarter of 2002, a decrease of 39.4% per diluted share.  The decrease was principally due to the decline in net income of the Company’s core business segment due to lower sales, lower investment income, and a higher effective tax rate.  This was partially offset by the positive contribution of Sassy, which wasn’t included last year.

Selling, general and administrative expense increased by 7.7% to $31.0 million compared to $28.8 million in the prior year’s second quarter.  The increased spending was the result of the Company’s investment in new systems, costs related to a new office and distribution facility in the United Kingdom and the addition of Sassy.

For the six months ended June 30, 2003, net sales increased 7.7% to $154.7 million compared to net sales of $143.6 million in the year ago period.  Net income for the first six months of 2003 was $14.2 million, or $0.69 per diluted share, compared to $16.7 million, or $0.81 per diluted share, in the year ago period, a decrease of 14.8% per diluted share.  Selling, general and administrative expense for the six months ended June 30, 2003, increased 10.4% to $65.8 million compared to $59.6 million last year.

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Russ Berrie and Company, Inc.

Angelica Berrie, Chief Executive Officer, commented, “During the second quarter, our results were impacted by the very difficult retail environment.  Soft store traffic heightened retailer concerns about inventory levels and caused them to be even more conservative in their buying.”

Ms. Berrie continued, “As we reported last quarter, we are moving ahead with several initiatives that, over the long term, we expect will better position the Company to serve its customers and also to further penetrate major accounts.  During the quarter we established a National Accounts division with its own product development.  We reorganized our product offering into six product categories - RUSS Baby, RUSS Kids, RUSS Décor, RUSS Gifts, RUSS Toys and RUSS Holiday to better align our product line with customers’ needs.  Focused category management will make it easier for retailers to market our products.  We are encouraged by the recent success of our targeted marketing program.  At this summer’s gift shows, despite reduced show traffic, our business has been up double digits.”

Ms. Berrie concluded, “We believe we are taking the right steps to position the Company for the long term.  The short term retail environment continues to be challenging. We now expect consolidated net sales to be flat to up slightly for all of 2003, and are targeting diluted earnings per share in the $2.00 range. While we are clearly not satisfied with this current level of performance, we remain energized and excited about our future.”

Russ Berrie and Company will hold a conference call on Thursday, July 31, 2003 at 10:00 AM ET to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

Russ Berrie and Company, Inc. and its wholly-owned subsidiaries design, develop and distribute approximately 8,000 gift, home decor, infant and juvenile products to retailers worldwide.  These products include teddy bears and other stuffed animals, baby gifts, soft baby toys, bibs, mobiles and developmental toys.  Also in the Company’s product line are picture frames, candles, figurines, home decor gifts, home fragrance products and a wide variety of seasonal and everyday gifts.

Note:  This New Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to integrate its acquisition of Sassy, to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.

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RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$67,167	$66,042	$154,718	$143,644
Cost of sales	31,498	31,042	71,390	64,758
Gross profit	35,669	35,000	83,328	78,886
Selling, general and administrative expenses	30,996	28,773	65,815	59,594
Investment and other income - net	1,173	2,251	3,272	4,559
Income before taxes	5,846	8,478	20,785	23,851
Provision for income taxes	1,668	1,705	6,628	7,142
Net income	$4,178	$6,773	$14,157	$16,709
Net income per share:
Basic	$0.20	$0.33	$0.69	$0.82
Diluted	$0.20	$0.33	$0.69	$0.81
Weighted average shares
Basic	20,567,000	20,417,000	20,558,000	20,375,000
Diluted	20,677,000	20,557,000	20,655,000	20,508,000

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RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	June 30, 2003	December 31, 2002	June 30, 2002

Cash, cash equiv., marketable securities and other investment	$238,588	$225,751	$263,474
Accounts receivable – net	61,212	73,938	53,803
Inventories – net	49,915	44,749	35,819
Other current assets	9,511	11,444	10,988
Property, plant and equipment and other assets	76,578	74,570	38,104
Total assets	$435,804	$430,452	$402,188

Current liabilities	$36,942	$41,561	$32,358
Shareholders’ equity	398,862	388,891	369,830
Total liabilities and shareholders’ equity	$435,804	$430,452	$402,188

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